                                                                      NEWS RELEASE

German Court Issues Ruling in ParkerVision v. Apple Patent Case

Jacksonville, Florida, April 29, 2019-- ParkerVision, Inc. (OTCQB: PRKR), reported today that the District Court of Munich, Germany ruled that Apple does not infringe the German part of ParkerVision’s ‘853 European receiver patent. The Munich district court, led by Judge Zigann, issued a no infringement ruling based on the court’s interpretation of the asserted claims. This decision comes following an oral hearing last month.

Jeffrey Parker, CEO of ParkerVision stated, “The court’s ruling reaches conclusions that we believe are directly contradicted by the disclosure of the ‘853 Patent and the plain language of the claims. For example, the patent requires the existence of a ‘delay means.’ The court found that the term ‘delay means’ was limited only to digital circuit implements even though the patent explicitly provides that the implementation of the delay means could also be achieved using analog circuitry. Apple’s products use analog delay means. We are considering our options for appeal of this decision.”

About ParkerVision

ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies which enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. and Germany to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2018. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy PoehlmanJean Marie Young

Chief Financial OfficerorThe Piacente Group, Inc.

ParkerVision, Inc.212-481-2050

904-732-6100parkervision@tpg-ir.com

cpoehlman@parkervision.com

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